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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                       Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission file number  0-17522
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           American Income Partners IV-A Limited Partnership
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        (Exact name of registrant as specified in its charter)

        98 North Washington Street, Fifth Floor, Boston MA  02114
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           (Address of registrant's principal executive offices)

Registrant's telephone number, including area code    (617) 854-5800
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                   Units Representing Limited Partnership Interest
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               (Title of each class of securities covered by this Form)

                                  None
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             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)  [   X    ]        Rule 12h-3(b)(1)(i)   [      ]
Rule 12g-4(a)(1)(ii) [        ]        Rule 12h-3(b)(1)(ii)  [      ]
Rule 12g-4(a)(2)(i)  [        ]        Rule 12h-3(b)(2)(i)   [      ]
Rule 12g-4(a)(2)(ii) [        ]        Rule 12h-3(b)(2)(ii)  [      ]
                                       Rule 15d-6            [      ]


Approximate number of holders of record as of the certification or notice date:
                        None
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Pursuant to the requirements of the Securities Exchange Act of 1934 American
Income Partners IV-A Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

AMERICAN INCOME PARTNERS IV-A LIMITED PARTNERSHIP
By:  AFG Leasing IV Incorporated,
a Massachusetts corporation and the
Managing General Partner of the Registrant.

By: /s/ Gary M. Romano
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Gary M. Romano
Executive Vice President and
Chief Operating Officer of Equis
Financial Group Limited Partnership
and Clerk of the Managing General Partner
(Principal Financial Officer)

Date: April 2, 1997
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